Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Financial Results
for the 2005 Fourth Quarter and Full Year

Vernon Hills, IL, February 8, 2006—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that sales and earnings for the fourth quarter of 2005 were at the top end of its forecasted range, with net sales for the three months ended December 31, 2005, at a record $179,294,000, compared with $174,874,000 for the same period in 2004. Quarterly net income for 2005 was $28,293,000, or $0.40 per diluted share, versus $31,962,000, or $0.44 per diluted share, for 2004. For the full year, net sales were a record $702,271,000, up 5.9% over $663,054,000 for 2004. Full-year net income was $111,603,000, or $1.55 per diluted share, for 2005, compared with $120,643,000, or $1.66 per diluted share, for 2004.

“We are pleased with our results, which reflect ongoing spending on strategic business activities,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Our extended global reach generated sales growth in emerging and under-served regions, including China, Eastern Europe and Latin America. Zebra’s reputation for innovation and quality was evident in RFID, where our broad range of printer/encoders and complementary media helped us increase market leadership. Effective channel programs strengthened distribution, and we built important business alliances with integrators for vertical market applications. During the fourth quarter, we introduced new products that are being deployed to serve a wider range of specialty printing solutions. These and other accomplishments will have a greater effect on our business as we progress through 2006. We will also build on this foundation by continuing to invest where we see opportunities to create even greater value for stockholders over the long term. The outlook for Zebra is positive and we remain optimistic about our future.”

Discussion and Analysis

For the fourth quarter of 2005:

•                  International sales growth of 5.0% resulted from the effect of placing more Zebra sales representatives and other associates in high-growth regions to generate more business in those territories. Sales growth in the company’s Europe, Middle East, Africa region were affected by unfavorable foreign exchange rates. In North America, lower mobile printer sales to large retailers offset sales growth in non-retail sectors.

•                  Gross profit margin of 50.1% versus 52.0% was affected by a mix-driven decline in average unit prices, higher warranty expense, and unfavorable movement in foreign exchange.

•                  Quarterly operating expenses increased by 15.2%, primarily because of higher personnel costs supporting more business initiatives, product development expenses, and legal fees associated with intellectual property activities.

•                  The income tax rate was 32.7%, compared with 34.3% for the fourth quarter of 2004. During the 2005 fourth quarter, income taxes were reduced by $875,000 from the recognition of job creation tax credits and the reversal of tax reserves resulting from the favorable resolution of certain tax audits.

At December 31, 2005, Zebra had $544,239,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $63,638,000. Accounts receivable were $111,551,000 and were affected by the timing of orders and shipments during the quarter.

2006 First Quarter Outlook

Zebra also announced its financial forecast for the first quarter of 2006. Net sales are expected within a range of $175,000,000 and $185,000,000. Earnings are expected within a range of $0.35 and $0.40 per diluted share, including an estimated $0.02 per diluted share for the expensing of stock options as required under SFAS No. 123 (R), Share-Based Payment. These estimates do not take into consideration acquisitions, dispositions or other significant corporate events or reorganizations that may occur in the first quarter.

Zebra Technologies Corporation

333 Corporate Woods Parkway >> Vernon Hills, IL 60061-3109 USA  T+1 847 634 6700  F+1 847 913 8766  www.zebra.com

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the first quarter of 2006 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. We may elect to update forward-looking statements but expressly disclaim any obligation to do so, even if our estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these risks include the timing of product introductions and the market’s acceptance of those and current products, the success of competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. In addition, the pace and success of the company’s geographic expansion activities, as well as the effectiveness of its current and future sales and marketing initiatives to capture emerging business and established business opportunities could also have an effect on the accuracy of Zebra’s estimates and forward-looking statements. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2004, and Form 10-Q reports.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold nearly five million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the fourth quarter of 2005. The conference call will be held at 11:00 AM Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,621	$17,983
Investments and marketable securities	518,618	540,010
Accounts receivable, net	111,551	96,881
Inventories	63,638	59,255
Deferred income taxes	8,188	6,625
Prepaid expenses	5,098	3,884
Total current assets	732,714	724,638

Property and equipment at cost, net of accumulated depreciation and amortization	49,643	46,283
Goodwill	69,097	61,793
Other intangibles, net	19,002	6,517
Other assets	41,743	22,991
Total assets	$912,199	$862,222

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,885	$24,130
Accrued liabilities	28,928	29,248
Current portion of obligation under capital lease	—	54
Income taxes payable	535	6,144
Total current liabilities	54,348	59,576
Obligation under capital lease, less current portion	—	117
Deferred income taxes	1,242	417
Deferred rent	574	564
Other long-term liability	5,521	3,894
Total liabilities	61,685	64,568

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	722	718
Additional paid-in capital	93,336	84,180
Treasury stock	(64,013)	—
Retained earnings	818,092	706,489
Accumulated other comprehensive income	2,377	6,267
Total stockholders’ equity	850,514	797,654
Total liabilities and stockholders’ equity	$912,199	$862,222

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$179,294	$174,874	$702,271	$663,054
Cost of sales	89,503	83,979	348,090	319,895
Gross profit	89,791	90,895	354,181	343,159

Operating expenses:
Selling and marketing	25,286	22,615	89,707	77,062
Research and development	11,777	9,368	46,000	37,093
General and administrative	13,665	11,998	59,910	49,240
Amortization of intangible assets	798	647	2,341	2,569
Acquired in-process technology	—	—	—	22
Exit costs	71	146	2,012	2,100
Total operating expenses	51,597	44,774	199,970	168,086

Operating income	38,194	46,121	154,211	175,073

Other income (expense):
Investment income	3,814	2,949	13,417	10,628
Interest expense	(8)	(5)	(79)	(44)
Foreign exchange gain	87	(9)	1,286	485
Other, net	(74)	(419)	(370)	(1,594)
Total other income	3,819	2,516	14,254	9,475

Income before income taxes	42,013	48,637	168,465	184,548
Income taxes	13,720	16,675	56,862	63,905
Net income	$28,293	$31,962	$111,603	$120,643

Basic earnings per share	$0.40	$0.45	$1.56	$1.69
Diluted earnings per share	$0.40	$0.44	$1.55	$1.66

Basic weighted average shares outstanding	70,385	71,773	71,364	71,556
Diluted weighted average and equivalent shares outstanding	70,923	72,719	72,022	72,539

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2005	2004
	(Unaudited)

Cash flows from operating activities:
Net income	$111,603	$120,643
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,104	12,255
Tax benefit from exercise of options	3,815	6,965
Acquired in-process technology	—	22
Deferred income taxes	(834)	(2,358)
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable, net	(20,422)	(11,491)
Inventories	(6,204)	(15,456)
Other assets	(8,523)	(1,464)
Accounts payable	3,792	6,420
Accrued liabilities	196	1,974
Income taxes payable	(5,170)	3,720
Other operating activities	1,233	54
Net cash provided by operating activities	92,590	121,284

Cash flows from investing activities:
Purchases of property and equipment	(14,286)	(16,243)
Acquisition of Retail Systems International, Inc.	(7,657)	—
Acquisition of intangible assets	(13,754)	—
Purchases of investments and marketable securities	(1,021,813)	(1,297,416)
Maturities of investments and marketable securities	664,064	861,249
Sales of investments and marketable securities	369,113	319,711
Net cash used in investing activities	(24,333)	(132,699)

Cash flows from financing activities:
Purchase of treasury shares	(70,421)	—
Proceeds from exercise of stock options and stock purchase plan purchases	11,753	15,531
Payments for obligation under capital lease	(171)	(434)
Other financing activities	—	(238)
Net cash provided by (used in) financing activities	(58,839)	14,859

Effect of exchange rate changes on cash	(1,780)	273

Net increase in cash and cash equivalents	7,638	3,717
Cash and cash equivalents at beginning of year	17,983	14,266
Cash and cash equivalents at end of year	$25,621	$17,983

Supplemental disclosures of cash flow information:
Interest paid	$79	$44
Income taxes paid	61,453	56,055

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	Dec. 31,	Dec. 31,	Percent	Percent of
Product Category	2005	2004	Change	Total Sales
Hardware	$137,803	$137,529	0.2	76.9
Supplies	33,581	30,901	8.7	18.7
Service and software	6,202	6,077	2.1	3.5
Shipping and handling	833	1,444	(42.3)	0.4
Cash flow hedging activities	875	(1,077)	NM	0.5
Total sales	$179,294	$174,874	2.5	100.0

Sales by Geographic Region

	Three Months Ended
	Dec. 31,	Dec. 31,	Percent	Percent of
Geographic Region	2005	2004	Change	Total Sales
Europe, Middle East and Africa	$59,942	$59,398	0.9	33.4
Latin America	12,923	10,597	21.9	7.2
Asia-Pacific	15,867	14,534	9.2	8.8
Total International	88,732	84,529	5.0	49.4
North America	90,562	90,345	0.2	50.6
Total sales	$179,294	$174,874	2.5	100.0

Sales by Product Category

	Year Ended
	Dec.31,	Dec. 31,	Percent	Percent of
Product Category	2005	2004	Change	Total Sales
Hardware	$540,679	$518,556	4.3	77.0
Supplies	129,183	116,877	10.5	18.4
Service and software	25,217	24,310	3.7	3.6
Shipping and handling	5,575	4,950	12.6	0.8
Cash flow hedging activities	1,617	(1,639)	NM	0.2
Total sales	$702,271	$663,054	5.9	100.0

Sales by Geographic Region

	Year Ended
	Dec. 31,	Dec. 31,	Percent	Percent of
Geographic Region	2005	2004	Change	Total Sales
Europe, Middle East and Africa	$230,365	$213,559	7.9	32.8
Latin America	46,878	38,119	23.0	6.7
Asia-Pacific	62,974	52,302	20.4	9.0
Total International	340,217	303,980	11.9	48.5
North America	362,054	359,074	0.8	51.5
Total sales	$702,271	$663,054	5.9	100.0